CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated August 25, 2016, relating to the financial statements and financial highlights which appear in the June 30, 2016 Annual Reports to Shareholders of JPMorgan Equity Income Fund, JPMorgan Investor Balanced Fund, JPMorgan Investor Conservative Growth Fund, JPMorgan Investor Growth & Income Fund, JPMorgan Investor Growth Fund, JPMorgan Large Cap Growth Fund, JPMorgan Mid Cap Growth Fund, and JPMorgan Small Cap Growth Fund (each a separate fund of JPMorgan Trust II) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 28, 2017